CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated January 6, 2006 regarding the consolidated balance sheets of Pacific Coast National Bancorp and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004, in the Form 10-KSB filed with the Securities and Exchange Commission.

 /s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
March 21, 2006

- Exhibit 23.1 -